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                                                                   Exhibit 4.5.1


SCHEDULE IDENTIFYING SUBSTANTIALLY IDENTICAL AGREEMENT(S)  TO EXHIBIT 4.5
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Indenture of Trust, Mortgage and Security Agreement (T2), dated as of August 17,
2000, between Powerton Trust II and the United States Trust Company of New York, as Lease Indenture Trustee.

         This Indenture of Trust, Mortgage and Security Agreement differs from
Exhibit 4.5 in the following respects:

                  In the Lessor Notes section (2.2), the initial aggregate principal amounts of the Series A and Series B Lessor Notes are $67,580,000 and $163,820,000, respectively. The Series B Lessor Notes have a final payment date of January 2, 2015.

                  In the Miscellaneous section (7.16), the maximum principal amount of the Lessor Notes secured by this indenture is $285,849,200.



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